State of Delaware
Secretary of State
Division of Corporations
Delivered 12:00 PM 01/06/2005
FILED 12:00 PM 01/06/2005
SRV 050012905 - 2835313 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of COMCAM, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows:

"CAPITAL STOCK

The authorized capital stock of this Corporation shall consist of 750,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of preferred stock $0.0001 par value."

A new Article XV. titled "RECAPITALIZATION OF OUTSTANDING SHARES OF CAPITAL STOCK" shall be added as follows:

"RECAPITLIZATION OF OUTSTANDING SHARES OF CAPITAL STOCK

The board of directors, without the consent of the stockholders of the Corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the Corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provided that the recapitalization does not affect the ratio of unissued to authorized capital stock of that class."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of December, 2004.

By: _______________
Authorized Officer

Title: Chief Executive Officer

Name: Don Gilbreath